Exhibit 10.1

Central European Media Enterprises Ltd.

$425,000,000 3.50% Senior Convertible Notes due 2013

Purchase Agreement

March 4, 2008

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019
United States of America

J.P. Morgan Securities Inc.
277 Park Avenue
New York, New York 10172
United States of America

Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005
United States of America

BNP Paribas
16, boulevard de Italiens
75009 Paris
France

ING Bank N.V., London Branch
60 London Wall
London EC2M 5TQ
England

Ladies and Gentlemen:

Central European Media Enterprises Ltd., a company organized under the laws of Bermuda (the “Company”), proposes to issue and sell to you as the Initial Purchasers (the “Initial Purchasers”), for whom Lehman Brothers Inc., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers (the “Joint Book-Running Managers”)  and for whom Lehman Brothers Inc. and J.P. Morgan Securities Inc. are acting as representatives (the “Representatives”), $425,000,000 aggregate principal amount of its 3.50% Senior Convertible Notes due 2013 (the “Firm Notes”) in the amounts indicated on Schedule 1 hereto.

The Company also proposes to issue and sell to the Initial Purchasers up to an additional $50,000,000 million aggregate principal amount of its 3.50% Senior Convertible Note due 2013 (the “Additional Notes”) if and to the extent that the Representatives shall have determined to exercise the right of the Initial Purchasers to purchase such Additional Notes granted to the Initial Purchasers in Section 2 hereof.  The Firm Notes and the Additional Notes are hereinafter collectively referred to as the “Notes.”  The Notes will be convertible into fully paid, non-assessable shares of Class A common stock of the Company, par value $0.08 per share (the “Common Stock”), on the terms, and subject to the conditions, set forth in the Indenture (as defined below).  As used herein, “Conversion Shares” means the shares of Common Stock issuable upon conversion of the Notes.

The Notes will be issued pursuant to an Indenture to be dated as of March 10, 2008 (the “Indenture”) among the Company, Central European Media Enterprises N.V. (“CME N.V.”) and CME Media Enterprises B.V. (“CME B.V.”) (together, the “Guarantors”), The Bank of New York as trustee (the “Trustee”) and security trustee (the “Security Trustee”), and will be guaranteed on a senior basis (the “Guarantees”) by the Guarantors.

Holders of the Notes (including the Initial Purchasers and their direct and indirect transferees) will be entitled to the registration rights set forth in the registration rights agreement (the “Registration Rights Agreement”) to be entered into between the Company and the Initial Purchasers to be dated March 10, 2008, pursuant to which the Company will agree, among other things, to file with the Commission under the circumstances set forth therein, a shelf registration statement under the Securities Act (the “Resale Registration Statement”) relating to resales by holders of the Conversion Shares.

The obligations of the Company under the Notes will be secured by (a) a pledge of the shares of CME N.V. and CME B.V. and (b) an assignment of the rights of the Company and CME B.V. under the framework agreement by and between the Company and PPF (Cyprus) Ltd. (“PPF”) dated as of December 13, 2004 (the “Framework Agreement”).

The shares of CME N.V. and CME B.V. are collectively referred to as the “Pledged Shares”, and the Pledged Shares and the assignment of rights under the Framework Agreement are collectively referred to as the “Collateral”.  The share pledges in respect of the Pledged Shares are referred to as the “Share Pledges” and, together with the assignment agreements evidencing the assignment of rights under the Framework Agreement, the “Security Documents”.

In connection with the offering of the Notes, the Security Trustee, the Trustee and certain other parties will enter into an amended and restated intercreditor agreement (the “Intercreditor Agreement”). The Security Documents and the Intercreditor Agreement are hereinafter referred to as the “Finance Documents”.

In connection with the offering of the Notes, the Company will enter into the capped call transactions with certain affiliates of the Initial Purchasers pursuant to the confirmations, each of which is dated March 4, 2008, is subject to and forms a part of the ISDA Master Agreement referenced therein and incorporates by reference certain provisions of the 2002 ISDA Equity Derivatives Definitions and the 2000 ISDA Definitions (such confirmations, together with the related ISDA Master Agreements, are hereinafter referred to collectively as the “Option Agreements”).

The Notes will be sold to the Initial Purchasers without being registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in reliance upon exemptions therefrom.  The Company has prepared a preliminary offering memorandum dated March 3, 2008 (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Company and its subsidiaries, the Notes, the Guarantees and the Conversion Shares.  Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Company to the Initial Purchasers pursuant to the terms of this purchase agreement (this “Agreement”).  The Company hereby confirms that it has authorized the use of the Preliminary Offering Memorandum, the Time of Sale Information (as defined below) and the Offering Memorandum in connection with the offering and resale of the Notes by the Initial Purchasers in the manner contemplated by this Agreement.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Preliminary Offering Memorandum.  References herein to the Preliminary Offering Memorandum and the Offering Memorandum shall be deemed to refer to and include any document incorporated by reference therein.

At 5:30 p.m. (EST) on March 4, 2008 (the “Time of Sale”), the following information shall have been prepared (collectively, the “Time of Sale Information”): the Preliminary Offering Memorandum, as supplemented and amended by either of the term sheets appended as Annex A hereto.

The Company intends to use net proceeds from the offering to purchase additional ownership interests in its operations in Ukraine and for general corporate purposes. A portion of the net proceeds from the offering will also be used to pay the cost of the capped call transactions entered into in connection with the offering of the Notes.

The Company and each of the Guarantors hereby confirm their agreement with the several Initial Purchasers concerning the purchase and resale of the Notes, as follows:

1.           Purchase and Resale of the Firm Notes.  (a)  The Company agrees to issue and sell the Firm Notes to the several Initial Purchasers as provided in this Agreement, and each Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Firm Notes set forth opposite such Initial Purchaser’s name in Schedule 1 hereto at a purchase price equal to 98.50% of the principal amount thereof plus accrued interest, if any, from March 10, 2008 to the Closing Date (as defined below).  In addition, the Company agrees to pay the Joint Book-Running Managers a discretionary fee equal to 0.50% of the aggregate principal amount of the Firm Notes, which discretionary fee shall be divided among the Joint Book-Running Managers on the basis set forth on Schedule 1A hereto.  The Company will not be obligated to deliver any of the Firm Notes except upon payment for all the Firm Notes to be purchased as provided herein.

(b)           Each of the Company and the Guarantors understands that the Initial Purchasers intend to offer the Notes for resale on the terms set forth in the Time of Sale Information.  Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i)           it is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act (a “QIB”) and an accredited investor within the meaning of Rule 501(a) under the Securities Act;

(ii)           it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act (“Regulation D”) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and

(iii)           it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Notes as part of their initial offering except to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A under the Securities Act (“Rule 144A”) and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Notes is aware that such sale is being made in reliance on Rule 144A.

(c)           Each of the Company and the Guarantors acknowledges and agrees that the Initial Purchasers may offer and sell the Notes to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell the Notes purchased by it to or through any Initial Purchaser.

(d)           Each of the Company and the Guarantors acknowledges and agrees that each Initial Purchaser is acting solely in the capacity of an arm's length contractual counterparty to the Company and the Guarantors with respect to the offering of Notes contemplated hereby (including in connection with determining the terms of the offering) and not as financial advisor or fiduciary to, or agent of, the Company, the Guarantors or any other person.  Additionally, the Initial Purchasers are not advising the Company, the Guarantors or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Company and the Guarantors shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Initial Purchasers shall have neither any responsibility nor any liability to the Company or the Guarantors with respect thereto. Any review by the Initial Purchasers of the Company, the Guarantors, and the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Initial Purchasers and shall not be on behalf of the Company, the Guarantors or any other person.

2.           Payment and Delivery.  (a)  The closing of the purchase of the Firm Notes by the several Initial Purchasers will occur at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 9:00 A.M., New York time, on March 10, 2008, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representative and the Company may agree upon in writing.  The time and date of such payment and delivery is referred to herein as the “Closing Date”.

(b)           The Notes sold to QIBs in reliance on Rule 144A will be represented by one or more global notes in registered form without interest coupons attached (the “Global Notes”).

(c)           Payment for the Firm Notes or Additional Notes shall be made by the Representatives on behalf of the several Initial Purchasers in immediately available funds to the Company against delivery of the Global Notes, to the Trustee as custodian for The Depository Trust Company (“DTC”), which shall cause DTC to credit the applicable Notes to the accounts of the Initial Purchasers at DTC.  The Company agrees to duly pay any transfer taxes payable in connection with the sale of the Firm Notes or Additional Notes, as the case may be.

(d)           The Company agrees to issue and sell the Additional Notes to the several Initial Purchasers as provided in this Agreement, and the Initial Purchasers, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, shall have the option to purchase, severally and not jointly, from the Company the Additional Notes at the purchase price as for the Firm Notes plus accrued interest, if any, from the Closing Date to the Additional Closing Date.  If any Additional Notes are to be purchased, the principal amount of Additional Notes to be purchased by each Initial Purchaser shall be the principal amount of Additional Notes, which bears the same ratio to the principal amount of Additional Notes being purchased as the principal amount of Firm Notes set forth opposite the name of such Initial Purchaser in Schedule 1 bears to the principal amount of Firm Notes, as the case may be, being purchased from the Company by the several Initial Purchasers.  In addition, if the Initial Purchasers elect to purchase Additional Notes, the Company agrees to pay the Joint Book-Running Managers a discretionary fee equal to 0.50% of the aggregate principal amount of the Additional Notes, which discretionary fee shall be divided among the Joint Book-Running Managers on the basis set forth on Schedule 1A hereto.  The Initial Purchasers may exercise the option to purchase the Additional Notes at any time in whole, or from time to time in part, on or before the thirtieth day following the date of this Agreement, by written notice from the Representatives to the Company.  Such notice shall set forth the aggregate principal amount of Additional Notes as to which the option is being exercised and the date and time when the Additional Notes are to be delivered and paid for (the “Additional Closing Date”), which may be the same date and time as the Closing Date but shall not be earlier than the Closing Date nor later than the tenth full business day after the date of such notice.  Any such notice shall be given at least two business days prior to the date and time of delivery specified therein unless the Company and the Representatives shall agree to a shorter notice period.

3.           Representations and Warranties of the Company and the Guarantors.  The Company, and the Guarantors jointly and severally represent and warrant to each Initial Purchaser that:

(a)           Preliminary Offering Memorandum, Time of Sale Information and Offering Memorandum.  The Preliminary Offering Memorandum, as of its date, did not, the Time of Sale Information, at the Time of Sale, did not, and the Offering Memorandum, as of its date and as of the Closing Date or the Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company and the Guarantors make no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use in the Preliminary Offering Memorandum, the Time of Sale Information or the Offering Memorandum, it being understood and agreed that the only such information is that described in Section 7(b) hereof.  No order or decree preventing the use of the Time of Sale Information or the Offering Memorandum, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act or any other securities laws has been issued, and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Company or any of the Guarantors, is contemplated.

(b)           Additional Written Communications.   Other than the Preliminary Offering Memorandum and the Offering Memorandum, neither the Company, nor any Guarantor (including its respective agents and representatives, other than the Initial Purchasers in their capacity as such, as to which no representation is made) has made, used, prepared, authorized, approved or referred to or will prepare, make, use, authorize, approve or refer to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Notes other than the term sheet substantially in the form of Annex A hereto and other written communications used in accordance with Section 4(c).

(c)           Financial Statements.  The financial statements and the related notes thereto included in each of the Time of Sale Information and the Offering Memorandum present fairly the financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods covered thereby; the other financial information and data included in each of the Time of Sale Information and the Offering Memorandum has been derived from the accounting records or operating systems of the Company and its subsidiaries and presents fairly the information shown thereby.

(d)           No Material Adverse Change.  Since the date of the most recent financial statements of the Company and its subsidiaries included in each of the Time of Sale Information and the Offering Memorandum, (i) there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development in the business, properties, financial position, results of operations, shareholders’ equity, cashflow or prospects of the Company and its subsidiaries taken as a whole, (ii) other than this Agreement among the Company, Guarantors and the Initial Purchasers, dated March 4, 2008 neither the Company nor any of its subsidiaries has entered into any transaction or material agreement, that is of a type which would be required to be disclosed as an exhibit to a registration statement filed in connection with an offering of securities under the U.S. federal securities laws, to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole and (iii) neither the Company nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the Time of Sale Information or the Offering Memorandum.

(e)           Organization and Good Standing.  The Company and each of its subsidiaries have been duly organized and are validly existing and, where applicable, in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and, where applicable, are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial position, results of operations, shareholders’ equity, cashflow or prospects of the Company and its subsidiaries taken as a whole, or on the performance by the Company and its subsidiaries of its obligations under the Notes and the Guarantees (a “Material Adverse Effect”).  Except as disclosed in the notes to the financial statements included in the Time of Sale Information or the Offering Memorandum, none of the Company or any of its material subsidiaries is in bankruptcy, liquidation or receivership or subject to any similar proceeding.  The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in the Time of Sale Information or the Offering Memorandum.

(f)           Capitalization.  The Company has capitalization as set forth in the each of the Time of Sale Information and the Offering Memorandum under the heading “Capitalization”; and all the outstanding shares of capital stock or other equity interests of the Company and of each direct and indirect subsidiary of the Company, which, in the case of shares of subsidiaries that are owned by the Company, have been duly and validly authorized and issued, are fully paid and non-assessable and, in the case of shares of subsidiaries, are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, except as otherwise disclosed in each of the Time of Sale Information and the Offering Memorandum.  Except as otherwise disclosed in each of the Time of Sale Information and the Offering Memorandum there are no outstanding options, warrants or other rights to purchase or acquire any shares of the capital stock of the Company or its direct or indirect subsidiaries; and the capital stock of the Company conforms in all material respects to the description thereof contained in the Time of Sale Information and the Offering Memorandum.

(g)           Due Authorization.  The Company and each of the Guarantors, as applicable, have full right, power and authority to execute and deliver this Agreement, the Notes, the Indenture (including the Guarantees set forth therein), the Registration Rights Agreement, the Finance Documents and any other agreement or instrument entered into with respect to the offering of the Notes (collectively, the “Transaction Documents”) and to perform their respective obligations hereunder and thereunder; and all action (corporate or other) required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.

(h)           The Indenture.  The Indenture has been duly authorized by the Company and each of the Guarantors and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company and each of the Guarantors enforceable against the Company and each of the Guarantors in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, fraudulent conveyance, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).

(i)           The Notes and the Guarantees.  The Notes have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture; and the Guarantees have been duly authorized by each of the Guarantors and, when the Notes have been duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(j)           The Conversion Shares.  The Company has all the requisite corporate power and authority to issue and deliver the Conversion Shares, if any, issuable upon conversion of the Notes.  The Conversion Shares have been duly and validly authorized by the Company and, and when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable, and the issuance of the Conversion Shares will not be subject to any preemptive or similar rights.  The Board of Directors of the Company has duly and validly adopted resolutions reserving such Conversion Shares for issuance upon conversion.  The Conversion Shares will conform in all material respects to the description thereof in each of the Time of Sale Information and the Offering Memorandum.

(k)           The Purchase Agreement.  This Agreement has been duly executed and delivered by the Company and each of the Guarantors, and when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company and each of the Guarantors enforceable against the Company and each of the Guarantors in accordance with its terms, subject to the Enforceability Exceptions.

(l)           The Registration Rights Agreement.  The Registration Rights Agreement has been duly executed and delivered by the Company, and when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.  The Registration Rights Agreement will conform in all material respects to the description thereof in each of the Time of Sale Information and the Offering Memorandum.

(m)           The Finance Documents. Each of the Finance Documents has been duly executed and delivered by the Company and the Guarantors, as applicable, and when duly executed and delivered in accordance with their respective terms by each of the other parties thereto, will constitute valid and legally binding agreements of each of the Company and the Guarantors, as applicable, enforceable against each of them in accordance with their terms.

(n)           Creation, Enforceability and Perfection of Security Interests.  The applicable pledging entity under each Security Document owns the relevant collateral covered by such Security Document (the “Collateral”), free and clear of any security interest, mortgage, pledge, lien, encumbrance, restrictions on transfer or any other similar claim of any other third party (except for the security interests granted to BNY Corporate Trustee Services Limited, under the indenture dated May 5, 2005 to the  €370,000,000 aggregate principal amount of 8.25% Senior Notes due 2012 and under the indenture dated May 9, 2007 to the €150,000,000 aggregate principal amount of Senior Floating Rate Notes due 2014 (together, the “Existing Senior Notes”) and to the European Bank for Reconstruction and Development under a revolving loan agreement dated July 21, 2006 for €100,000,000 and a revolving loan agreement dated August 22, 2007 for €50,000,000) (together, the “EBRD Loan” and together with the Existing Senior Notes, the “Existing Debt Agreements”).  All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral to be created under the Security Documents have been or will be at or prior to the Closing Date duly made or taken and are or will be at or prior to the Closing Date in full force and effect and, together with the execution and delivery of the Security Documents by the Company and each Guarantor, will create a valid and enforceable security interest in the Collateral securing the obligations of the Company and each Guarantor under the Indenture.

(o)           Descriptions and Fair Summaries.  The descriptions in the Time of Sale Information and the Offering Memorandum of statutes, legal, governmental and regulatory proceedings and contracts and other documents are accurate in all material respects; the statements in the Time of Sale Information and the Offering Memorandum under the headings “Description of other indebtedness”, “Material Bermuda and United States Federal Income Tax Considerations” and “Risk Factors—Risks Relating to Enforcement Rights—We are a Bermuda company, and therefore enforcement of civil liabilities and judgments may be difficult.” fairly summarize the matters therein described in all material respects; and each Transaction Document conforms in all material respects to the description thereof contained in the Time of Sale Information and the Offering Memorandum.

(p)           No Violation or Default.  Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents, (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject or (iii) in violation of any license, authorization, law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(q)           No Conflicts.  The authorization, execution, delivery and performance by the Company and each of the Guarantors of each of the Transaction Documents to which each is a party, the issuance and sale of the Notes (including the Guarantees) and the issuance and delivery of the Conversion Shares and compliance by the Company and each of the Guarantors with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except in the case of clauses (i) and (iii) above, for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(r)           No Consents Required.  No consent, approval, authorization, order, filing, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company and each of the Guarantors of each of the Transaction Documents to which each is a party, the issuance and sale of the Notes (including the Guarantees and the issuance and delivery of the Conversion Shares issuable upon conversion of the Notes) and compliance by the Company and each of the Guarantors with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable securities laws in connection with the purchase and resale of the Notes by the Initial Purchasers.

(s)           Legal Proceedings.  Except as described in each of the Time of Sale Information and the Offering Memorandum, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect; and to the best knowledge of the Company and each of the Guarantors no such investigations, actions, suits or proceedings are threatened by any governmental or regulatory authority or by others.

(t)           Independent Accountants. Deloitte & Touche LLP, who have certified certain financial statements of the Company and its subsidiaries are independent public accountants with respect to the Company and its subsidiaries within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and its interpretations and rulings thereunder and applicable accounting rules and regulations.  The report of Deloitte & Touche LLP on the audited financial statements of the Company included in the Time of Sale Information and the Offering Memorandum does not contain any limitation or restriction on the ability of the Initial Purchasers or the purchasers of the Notes to rely upon such report.

(u)           Title to Real and Personal Property.  The Company and its subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(v)           Title to Intellectual Property.  The Company and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, computer software and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses except where the failure to possess, or own such rights would not have a Material Adverse Effect; and to the knowledge of the Company the conduct of their respective businesses will not conflict in any material respect with any such rights of others, and the Company and its subsidiaries have not received any notice of any claim of infringement of or conflict with any such rights of others and are unaware of any facts which would form a reasonable basis for any such claim, except as to such conduct or infringement which would not have a Material Adverse Effect.

(w)           Investment Company Act.  The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in each of the Time of Sale Information and the Offering Memorandum will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Investment Company Act”).

(x)           Passive Foreign Investment Company.  The Company is not, and does not expect to become, a “passive foreign investment company” as defined in Section 1297 of the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.  The Company intends to conduct its business in a manner such that it will not become a PFIC in the future under current laws and regulations.

(y)           Taxes.  Except as would not have a Material Adverse Effect, the Company and its subsidiaries have paid all national, regional, local and other taxes and filed all tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in each of the Time of Sale Information and the Offering Memorandum, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets.

(z)           No Withholding Tax.  All payments to be made by the Company under this Agreement and, except as otherwise disclosed in each of the Time of Sale Information and the Offering Memorandum, all interest, principal, additional amounts, if any, and other payments on or under the Notes or the Guarantees may, under the current laws and regulations of Bermuda, The Netherlands Antilles and The Netherlands or any political subdivision or any authority or agency therein or thereof having power to tax, or of any other jurisdiction in which the Company or a Guarantor, as the case may be, is organized or is otherwise resident for tax purposes or any jurisdiction from or through which a payment is made (each, a “Relevant Taxing Jurisdiction”), be paid in U.S. dollars that may be converted into another currency and freely transferred out of the Relevant Taxing Jurisdiction and all such interest on the Notes will not be subject to withholding or other taxes under the current laws and regulations of the Relevant Taxing Jurisdiction and are otherwise payable free and clear of any other tax, withholding or deduction in the Relevant Taxing Jurisdiction and without the necessity of obtaining any governmental authorization in the Relevant Taxing Jurisdiction.

(aa)           Stamp Duty.  Except as otherwise disclosed in each of the Time of Sale Information and the Offering Memorandum, no stamp, issuance, transfer or other similar taxes or duties are payable by or on behalf of the Initial Purchasers in Bermuda, The Netherlands Antilles and The Netherlands, the United Kingdom or the United States or any political subdivision or taxing authority thereof or therein on (i) the creation, issue or delivery by the Company of the Notes or the Conversion Shares, (ii) the creation, issue or delivery by the Guarantors of the Guarantees, (iii) the purchase by the Initial Purchasers of the Notes in the manner contemplated by this Agreement, (iv) the resale and delivery by the Initial Purchasers of the Notes contemplated by this Agreement or (v) the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(bb)           No Labor Disputes.  No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the best knowledge of the Company and each of the Guarantors, is threatened which could, individually or in the aggregate, have a Material Adverse Effect; to the best knowledge of the Company and each of the Guarantors, no labor disturbance by or dispute with employees or agents of suppliers or customers of the Company or any of its subsidiaries is threatened which could, individually or in the aggregate, have a Material Adverse Effect.

(cc)           Licenses and Permits.  The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate national, regional, local or other governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in each of the Time of Sale Information and the Offering Memorandum, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in each of the Time of Sale Information and the Offering Memorandum, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except where receipt of such notice of any revocation or modification of any such license, certificate, permit or authorization would not have a Material Adverse Effect.

(dd)           Books and Records.  The minute books and records of the Company, each of its subsidiaries relating to proceedings of their respective shareholders, boards of directors and committees of their respective boards of directors made available to counsel for the Initial Purchasers are their original minute books and records or are true, correct and complete copies thereof, with respect to all proceedings of said shareholders, boards of directors and committees since January 1, 2003, through the date hereof.  In the event that definitive minutes have not been prepared with respect to any proceedings of such shareholders, boards of directors or committees, the Company has provided counsel for the Initial Purchasers with originals or true, correct and complete copies of draft minutes, which drafts, if any, reflect all material events that occurred in connection with such proceedings.

(ee)           Compliance with Environmental Laws.  The Company and its subsidiaries (i) are in compliance with any and all applicable international, national, regional, local and other laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses (collectively, “Environmental Permits”), and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in any such case for any such failure to comply with, or failure to receive required permits, licenses or approvals, or liability, as would not, individually or in the aggregate, have a Material Adverse Effect; and the Company and its subsidiaries are not aware of any pending investigation which might reasonably be expected to lead to a claim of such liability, except any such liability as would not, individually or in the aggregate, have a Material Adverse Effect.

(ff)           Compliance with Employee Arrangements.  Except as would not be reasonably expected to have a Material Adverse Effect, each benefit and compensation plan, agreement, policy and arrangement that is maintained, administered or contributed to by the Company or any of its subsidiaries for current or former employees or directors of, or independent contractors with respect to, the Company or any of its subsidiaries, or with respect to which any of such entities could reasonably be expected to have any current, future or contingent liability or responsibility, has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations; the Company and each of its subsidiaries and each of their respective affiliates have complied with all applicable statutes, orders, rules and regulations in regard to such plans, agreements, policies and arrangements.

(gg)           Related Party Transactions.  Except as otherwise disclosed in each of the Time of Sale Information and the Offering Memorandum, no material relationship, direct or indirect, exists between or among any of the Company or any of its subsidiaries on the one hand, and any director, officer, shareholder, or other affiliate of the Company or any of its subsidiaries on the other hand, which is material to either entity having an interest in the relationship.

(hh)           Insurance.  Except as would not be reasonably expected to have a Material Adverse Effect, the Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and its subsidiaries and except as would not be reasonably expected to have a Material Adverse Effect their respective businesses; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(ii)           Accounting Controls. Except as otherwise disclosed in each of the Time of Sale Information and the Offering Memorandum, the Company makes and keeps books and records which are accurate in all material respects and maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(jj)           No Unlawful Payments.  Neither the Company nor any of its subsidiaries nor, to the best knowledge of the Company and each of the Guarantors, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any applicable law or regulation implementing the OECD convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(kk)           Money Laundering.  The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of Bermuda and the European Union, so far as the Company and each of the Guarantors are aware, and any related or similar statutes, rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company and each of the Guarantors, threatened.

(ll)           Solvency.  On and immediately after the Closing Date or the Additional Closing Date, as the case may be, each of the Company and the Guarantors (after giving effect to the issuance of the Notes, the application of the proceeds therefrom and the other transactions related thereto as described in each of the Time of Sale Information and the Offering Memorandum) will be Solvent.  As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Company or any Guarantor is not less than the total amount required to pay the liabilities of the Company or such Guarantor on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) the Company and each Guarantor is able to realize upon its assets and pay its debts, and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) assuming consummation of the issuance of the Notes as contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, none of the Company or any Guarantor is incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (iv) neither the Company nor any of the Guarantors is over-indebted or otherwise insolvent within the meaning of such insolvency law as may be applicable to the Company or any of the Guarantors; and (v) no proceedings have been commenced for purposes of, and no judgment has been rendered for, the administration, liquidation, bankruptcy or winding-up of the Company or any of its material subsidiaries.

(mm)    No Restrictions on Subsidiaries. Except as would not be reasonably expected to have a Material Adverse Effect, no subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends, from making any other distribution on such subsidiary’s capital stock, from repaying any intercompany loans or advances or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

(nn)           No Broker’s Fees.  Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement dated March 4, 2008) that would give rise to a valid claim against any of them or any Initial Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Notes.

(oo)           Rule 144A Eligibility.  On the Closing Date and the Additional Closing Date, as the case may be, the Notes and the Guarantees will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities of the Company or any Guarantor that are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and each of the Preliminary Offering Memorandum and the Offering Memorandum, as of its respective date, contains or will contain all the information that, if requested by a prospective purchaser of the Notes, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

(pp)           No Integration.  Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Notes and the Guarantees in a manner that would require registration of the Notes and the Guarantees under the Securities Act.

(qq)           No General Solicitation.  None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) has solicited offers for, or offered or sold, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(rr)           Securities Law Exemptions.  Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 1(b) and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Notes to the Initial Purchasers and the offer, resale and delivery of the Notes by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, to register the Notes under the Securities Act or to qualify the Indenture under the U.S. Trust Indenture Act of 1939, as amended.

(ss)           No Stabilization.  Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Notes or the Common Stock.

(tt)           Forward-Looking Statements.  No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in any of the Time of Sale Information or the Offering Memorandum has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(uu)           Margin Rules.  Neither the issuance, sale and delivery of the Notes nor the application of the proceeds thereof by the Company as described in each of the Time of Sale Information and the Offering Memorandum will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including without limitation, Regulation T, U or X of the Board of Governors of the U.S. Federal Reserve System or any other regulation of such Board of Governors.

(vv)           Statistical and Market Data.  The industry, statistical and market-related data included in each of the Time of Sale Information and the Offering Memorandum is based on or derived from sources that the Company and the Guarantors believe to be reliable and accurate in all material respects.

(ww)   U.S. Jurisdiction.  Each of the Company and the Guarantors has the power to submit, and pursuant to this Agreement and each other Transaction Document governed by New York law has submitted, or at the Closing Date will have submitted, legally, validly, effectively and irrevocably, to the jurisdiction of any U.S. Federal or New York State court in the Borough of Manhattan in the City of New York, New York; and each of the Company and the Guarantors has the power to designate, appoint and empower, and pursuant to this Agreement and each other Transaction Document governed by New York law has, or at the Closing Date will have, designated, appointed and empowered, validly, effectively and irrevocably, an agent for service of process in any suit or proceeding based on or arising under this Agreement and each such Transaction Document in any U.S. Federal or New York State court in the Borough of Manhattan in the City of New York, as provided herein and in such Transaction Documents.

(xx)           No Immunity.  None of the Company or any of its subsidiaries, and none of their respective properties or assets, has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, executing or otherwise) under the laws of any jurisdiction in which it has been incorporated or in which any of its property or assets are held.

(yy)           Compliance with Sanction Legislation. The Company, on behalf of itself and its subsidiaries, represents and warrants that none of the issue and sale of the Notes, the execution, delivery and performance of the Transaction Documents, the use of proceeds from the offering, or the consummation of any other transaction contemplated hereby or the fulfillment of the terms hereof, or the provision of services to any of the foregoing will result in a violation by any person (including, without limitation, the Initial Purchasers) of any trade, economic or military sanctions issued against any nation by the United Nations or any governmental or regulatory authority of the European Union, the United States, the United Kingdom or, or any orders or licenses publicly issued under the authority of any of the foregoing.

4.           Further Agreements of the Company and the Guarantors.  The Company and each of the Guarantors jointly and severally covenant and agree with each Initial Purchaser that:

(a)           Delivery of Copies.  The Company will deliver to the Initial Purchasers, without charge, as many copies of the Preliminary Offering Memorandum, any other Time of Sale Information and the Offering Memorandum (including all amendments and supplements thereto) as the Representatives may reasonably request.

(b)           Offering Memorandum, Amendments or Supplements.  Before finalizing the Offering Memorandum or making or distributing any amendment or supplement to any of the Time of Sale Information or the Offering Memorandum, the Company and each of the Guarantors will furnish to the Representatives and counsel for the Initial Purchasers a copy of the proposed Offering Memorandum or such proposed amendment or supplement for review, and will not distribute any such proposed Offering Memorandum, amendment or supplement to which the Representatives or the counsel to the Initial Purchasers reasonably objects unless such amendment or supplement is required to be made or distributed by applicable provisions of U.S. federal securities laws.

(c)           Additional Written Communications. Before using, authorizing, approving or referring to any written communication (as defined in the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Notes (an “Issuer Written Communication”) (other than written communications that are contained in Annex A hereto and the Offering Memorandum), the Company will furnish to the Representatives and counsel of the Initial Purchasers a copy of such written communication for review and will not use, authorize, approve or refer to any such written communication to which the Initial Purchasers reasonably object.

(d)           Notice to the Representatives.  The Company and each of the Guarantors will advise the Representatives promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Time of Sale Information or the Offering Memorandum or promptly upon becoming aware of the initiation or threatening of any proceeding for that purpose, (ii) of the occurrence of any event at any time prior to the completion of the initial offering of the Notes as a result of which any of the Time of Sale Information or the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when such Time of Sale Information or the Offering Memorandum is delivered to a purchaser, not misleading and (iii) of the receipt by the Company or each of the Guarantors of any notice with respect to any suspension of the qualification of the Notes for offer and sale in any jurisdiction or promptly upon becoming aware of the initiation or threatening of any proceeding for such purpose; and the Company and each of the Guarantors will use their reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Time of Sale Information or the Offering Memorandum or suspending any such qualification of the Notes and, if any such order is issued, will use its reasonable best efforts to obtain as soon as possible the withdrawal thereof.

(e)           Ongoing Compliance of the Offering Memorandum and Time of Sale Information.  If at any time prior to the completion of the initial offering of the Notes (as notified by the Initial Purchasers to the Company) (i) any event shall occur or condition shall exist as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Company will promptly notify the Initial Purchasers thereof and forthwith prepare, at its own expense and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to the Offering Memorandum as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with law.

(f)           Qualification of the Notes.  The Company and each of the Guarantors will qualify the Notes for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Notes; provided that neither the Company nor any of the Guarantors shall be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(g)           Clear Market.  For a period commencing on the date hereof and ending on the 90th day after the date of the Offering Memorandum, the Company agrees not to, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or would be expected to, result in the disposition by any person at any time in the future of) any Common Stock, securities of the Company that are substantially similar to the Notes or securities convertible into or exchangeable for or that represent the right to receive Common Stock, or sell or grant options, rights or warrants with respect to the Common Stock or securities convertible into or exchangeable for the Common Stock, (2) enter into any swap or other derivatives transaction or arrangement that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, including any amendments, with respect to the registration of Common Stock or securities convertible, exercisable or exchangeable into shares of Common Stock or (4) publicly announce the intention to do any of the foregoing, in each case without the prior written consent of the Representatives, on behalf of the Initial Purchasers; provided, however, that the foregoing shall not apply to (A) the issuance and sale of the Notes under this Agreement or the issuance and delivery of the Conversion Shares, (B) the filing of registration statements in respect of the Conversion Shares pursuant to the Registration Rights Agreement, (C) the grant of options or other equity-based awards for Common Stock pursuant to employee benefit plans existing on the date of this Agreement, (D) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this Agreement or issued in accordance with clause (C), (E) the entry into the transactions contemplated by the capped call transactions, (F) the issuance of shares of Common Stock to (i) Igor Kolomoisky pursuant to an assignment agreement dated January 31, 2008 among us, Mr. Kolomoisky and certain parties related to him or (ii) Boris Fuchsmann and Alexander Rodnyansky pursuant to a framework agreement dated January 31, 2008 among us, Messrs. Fuchsmann and Rodnyansky and certain other parties thereto.  The Company will cause each officer and director of the Company set forth on Schedule 2 hereto to furnish to the Initial Purchasers, prior to the Closing Date, a letter or letters, substantially in the form of Annex B hereto.

(h)           Use of Proceeds.  The Company will apply the net proceeds from the sale of the Notes as described in each of the Time of Sale Information and the Offering Memorandum under the heading “Use of Proceeds”.

(i)           Supplying Information.  While the Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company and each of the Guarantors will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act and not exempt from reporting under Rule 12g3-2(b) under the Exchange Act, furnish to holders of the Notes and prospective purchasers of the Notes designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(j)           DTC.  The Company will assist the Initial Purchasers in arranging for the Notes and the Conversion Shares to be eligible for clearance and settlement through DTC and to maintain such eligibility for so long as the Notes and the Conversion Shares remain outstanding.

(k)           PORTAL.  The Company will use its best efforts to permit the Notes to be designated as Private Offerings, Resales and Trading through Automated Linkages (PORTAL) MarketSM (the “PORTAL MarketSM”) securities in accordance with the rules and regulations adopted by the Financial Institutions Regulatory Authority relating to trading in the PORTAL MarketSM and to permit the Notes to be eligible for clearance and settlement through DTC.

(l)           No Resales by the Company.  During the period from the Closing Date until one year after the Closing Date (or the Additional Closing Date, if applicable), the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Notes or the Conversion Shares that have been acquired by any of them, except for Notes purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.

(m)           No Integration.  Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Notes in a manner that would require registration of the Notes under the Securities Act.

(n)           No General Solicitation.  None of the Company or any of its affiliates or any other person acting on their behalf (other than the Initial Purchasers, as to which no covenant is given) will solicit offers for, or offer or sell, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(o)           No Stabilization.  Neither the Company nor any of its subsidiaries will take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Notes or the Common Stock, or issue any press or other public announcement referring to the proposed offering of the Notes that does not adequately disclose the fact that stabilizing action may take place with respect to the Notes.  The Company will not directly or indirectly, take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Notes contemplated hereby.

(p)           Supplemental Listing Application.  The Company will use its reasonable best efforts to supplementally list the Conversion Shares on the NASDAQ Global Select Market.

(q)           Taxes.  The Company and each of the Guarantors will, jointly and severally, indemnify and hold harmless the Initial Purchasers against any documentary, stamp or similar issuance tax, including any interest and penalties, in Bermuda or any other jurisdiction, on the creation, issuance and sale of the Notes and on the initial resale thereof by the Initial Purchasers and on the execution and delivery of this Agreement.

(r)           Payments.  The Company further agrees that all amounts payable hereunder shall be paid in U.S. dollars and free and clear of, and without any deduction or withholding for or on account of, any current or future taxes (other than income taxes), levies, imposts, duties, charges or other deductions or withholdings levied in any jurisdiction from or through which payment is made, unless such deduction or withholding is required by applicable law, in which event the Company will pay additional amounts so that the persons entitled to such payments will receive the amount that such persons would otherwise have received but for such deduction or withholding after allowing for any tax credit or other benefit each such person receives by reason of such deduction or withholding.

(s)           Interim Financial Statements.  Prior to Closing, the Company shall furnish to the Initial Purchasers any unaudited interim financial statements, management accounts or similar information of the Company or the Company’s group promptly after they have been prepared in final form, for any periods subsequent to the periods covered by the financial statements appearing in the Time of Sale Information and the Offering Memorandum.

(t)           Legends. Each certificate for a Note will bear the legend set forth under “Notice to Investors” in the Time of Sale Information and the Offering Memorandum for the time period and upon the other terms stated in the Time of Sale Information and the Offering Memorandum.

(u)           No Adjustment to Conversion Rates.  Between the date hereof and the Closing Date or the Additional Closing Date, as the case may be, the Company will not do or authorize any act or thing that would result in an adjustment of the applicable conversion rates of the Notes.

(v)           Reserved Shares.  The Company will reserve and keep available at all times, free of pre-emptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy obligations to issue the Conversion Shares upon conversion of the Notes.

5.           Certain Agreements of the Initial Purchasers.  Each Initial Purchaser, severally and not jointly, hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Notes other than:

(i)           a written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included in the Preliminary Offering Memorandum;

(ii)           any written communication contained in Annex A or prepared pursuant to Section 4(c) above;

(iii)           any written communication prepared by the Initial Purchasers and approved by the Company in advance in writing; or

(iv)           any written communication relating to or that contains the terms of the Notes and/or other information that was included in the Preliminary Offering Memorandum.

6.           Conditions of Initial Purchasers’ Obligations.  The obligation of each Initial Purchaser to purchase Notes on the Closing Date or the Additional Closing Date, as the case may be, as provided herein is subject to the performance by the Company and each of the Guarantors of their respective covenants and other obligations hereunder and to the following additional conditions:

(a)           Delivery and Accuracy of Offering Memorandum. The Time of Sale Information and Final Offering Memorandum (and any amendments or supplements thereto) will have been printed and copies distributed to the Initial Purchasers as promptly as practicable on or after the date of this Agreement or at such other date and time as to which the Initial Purchasers may agree.

(b)           Representations and Warranties and Agreements.  The representations and warranties of the Company and the Guarantors contained herein shall be true and correct on the date hereof and on and as of the Closing Date or the Additional Closing Date, as the case may be; and the statements of the Company, the Guarantors and their respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date or the Additional Closing Date, as the case may be; and the Company and each of the Guarantors shall have complied with all agreements and all conditions to be performed or satisfied on their part hereunder at or prior to the Closing Date or the Additional Closing Date, as the case may be.

(c)           No Downgrade.  Subsequent to the execution and delivery of this Agreement, (i) no downgrading, which shall include imposing a condition on the Company retaining any rating assigned to the Company, shall have occurred in the rating accorded the Notes or any other debt securities or preferred stock issued or guaranteed by the Company or any of the Guarantors by Moody’s Investor Services, Inc. (“Moody’s”) or Standard & Poors, a part of  The McGraw-Hill Companies, Inc. (“S&P”) or any other “internationally recognized statistical rating organization,” as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Notes or of any other debt securities or preferred stock issued or guaranteed by the Company or any of the Guarantors (other than an announcement with positive implications of a possible upgrading).

(d)           No Material Adverse Change.  Subsequent to the execution and delivery of this Agreement, no event or condition of a type described in Section 3(d) hereof shall have occurred or shall exist, which event or condition is not described in each of the Time of Sale Information (excluding any amendment or supplement thereto) and the Offering Memorandum (excluding any amendment or supplement thereto) and the effect of which in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.

(e)           Officer’s Certificates.  The Representatives shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, a certificate or certificates of an executive officer of the Company and of each Guarantor who has specific knowledge of the financial matters of the Company or of such Guarantor, as applicable, and is satisfactory to the Representatives (i) confirming that such officer has carefully reviewed the Time of Sale Information and the Offering Memorandum and, to the best knowledge of such officer, the representation set forth in Section 3(a) hereof is true and correct, (ii) confirming that the other representations and warranties of the Company and the Guarantors in this Agreement are true and correct and that the Company and the Guarantors have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date or the Additional Closing Date, as the case may be, (iii) to the effect set forth in paragraphs (c) and (d) above, and (iv) as to such other matters as the Representatives may reasonably request.

(f)           Comfort Letters.  On the date (and prior to the execution) of this Agreement and on the Closing Date and the Additional Closing Date, if the Initial Purchasers exercise their over-allotment option, Deloitte & Touche LLP shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in each of the Time of Sale Information and the Offering Memorandum; provided that the letter delivered on the Closing Date and the Additional Closing Date, if the Initial Purchasers exercise their over-allotment option, shall use a “cut-off” date no more than three business days prior to the Closing Date or the Additional Closing Date, as the case may be.  Such letters shall not contain any statement purporting to limit the liability of Deloitte & Touche LLP with respect to such letters or specify that any such liability must be adjudicated by a court in the jurisdiction of Deloitte & Touche LLP or, to the extent that the laws of the jurisdiction of Deloitte & Touche LLP provide for any such limitation or forum for adjudication, such letters shall expressly waive such provisions to the fullest extent permitted by applicable law.

(g)           Opinions of Counsel for the Company and the Guarantors.  Each of Katten Muchin Rosenman LLP, U.S. counsel for the Company and the Guarantors, Katten Muchin Rosenman Cornish LLP, U.K. counsel for the Company and the Guarantors, Conyers Dill & Pearman, Bermuda counsel for the Company and the Guarantors, Loyens & Loeff, The Netherlands counsel to the Company and the Guarantors, Loyens & Loeff, The Netherlands Antilles counsel to the Company and the Guarantors, and Daniel Penn, Esq., general counsel to the Company and the Guarantors, shall have furnished to the Representatives, at the request of the Company, its written opinion, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Initial Purchasers, substantially in the form of Annexes C through H hereto and in form and substance reasonably satisfactory to the Representatives.  Such opinions of counsel shall not contain any statement purporting to limit the liability of such counsel with respect to such opinion or specify that any such liability must be adjudicated by a court in the jurisdiction of such counsel or, to the extent that the laws of the jurisdiction of such counsel provide for any limitation or forum of adjudication, such opinion shall expressly waive such provisions to the fullest extent permitted by applicable law.

(h)           Opinion of Counsel for the Initial Purchasers.  The Representatives shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, an opinion of Simpson Thacher & Bartlett LLP, counsel for the Initial Purchasers, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(i)           Good Standing.  The Representatives shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, satisfactory evidence of, where applicable, the good standing of the Company, the Subsidiary Guarantors and CME Development Corp. to this Agreement in their respective jurisdictions of organization and, where applicable, their good standing in such other jurisdictions as the Representatives may reasonably request, in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions.

(j)           No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any national, regional, local or other governmental or regulatory authority that would, as of the Closing Date or the Additional Closing Date, as the case may be , prevent the issuance or sale of the Notes or the issuance of the Guarantees; and no injunction or order of any supranational, national, regional, local or other court shall have been issued that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Notes or the issuance of the Guarantees.

(k)           DTC.  The Notes and the Conversion Shares shall be eligible for clearance and settlement through DTC.

(l)           Indenture and the Notes.  The Indenture (in form and substance satisfactory to the Initial Purchasers) shall have been duly executed and delivered by the Company, each of the Guarantors and the Trustee on the Closing Date, and shall be in full force and effect on such date and the Notes shall have been duly executed and delivered by the Company and each of the Guarantors and duly authenticated by the Trustee on the Closing Date or the Additional Closing Date, as the case may be.

(m)           Registration Rights Agreement.  The Company shall have executed and delivered the Registration Rights Agreement, and the Initial Purchasers shall have received an original copy thereof, duly executed by the Company.

(n)           Finance Documents.  The Finance Documents shall have been duly executed and delivered by the parties thereto, the security interests created pursuant thereto shall be effective and the Security Trustee shall hold a valid and perfected security interest in the Collateral securing the obligations of the Company and the Guarantors, in each case, for the benefit of the Trustee and the benefit of holders of the Notes on or prior to, and as of, the Closing Date or the Additional Closing Date, as the case may be.

(o)           Other Transaction Documents. On the Closing Date or the Additional Closing Date, as the case may be, any other Transaction Documents (in the form reasonably satisfactory to the Initial Purchasers) shall have been duly and validly executed and delivered by the Company, the Guarantors, the Trustee and the Security Trustee, as applicable.

(p)           Officer’s Certificate of the Trustee.  The Trustee shall have furnished to the Initial Purchasers an officer’s certificate, dated the Closing Date or the Additional Closing Date, as the case may be, in form and substance reasonably satisfactory to the Initial Purchasers.

(q)           Officer’s Certificate of the Security Trustee.  The Security Trustee shall have furnished to the Initial Purchasers an officer’s certificate, dated the Closing Date or the Additional Closing Date, as the case may be, in form and substance reasonably satisfactory to the Initial Purchasers.

(r)           Additional Documents.  On or prior to the Closing Date or the Additional Closing Date, as the case may be, the Company and the Guarantors shall have furnished to the Representatives such further certificates and documents, including secretary’s certificates of the Company and each of the Guarantors, as the Representatives may reasonably request in form and substance reasonably satisfactory to the Representatives.

(s)           Appointment of Agents.  The Company shall have appointed the Trustee, or an agent satisfactory to the Trustee, to act as registrar, transfer agent, conversion agent and principal paying agent under the Indenture.  The Company shall have appointed the Security Trustee to act as Security Trustee under the Finance Documents.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

7.           Indemnification and Contribution.

(a)           Indemnification of the Initial Purchasers.  The Company and each of the Guarantors jointly and severally agree to indemnify and hold harmless each Initial Purchaser, its affiliates, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Time of Sale Information or the Offering Memorandum (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use therein (it being understood that the only such information is that described in Section 7(b) hereof).

(b)           Indemnification of the Company and the Guarantors.  Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, each of the Guarantors, their respective directors and officers and each person, if any, who controls the Company or any of the Guarantors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use in the Preliminary Offering Memorandum, any of the other Time of Sale Information or the Offering Memorandum (or any amendment or supplement thereto), it being understood and agreed that the only such information consists of the sixth, eighth and eleventh paragraphs relating to the Initial Purchasers under the heading “Plan of Distribution” in each of the Preliminary Offering Memorandum and the Offering Memorandum.

(c)           Notice and Procedures.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 7 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 7.  If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall be entitled to participate in, and assume the defense of, such proceeding with counsel reasonably satisfactory to the Indemnified Person and shall pay the fees and expenses of such counsel related to such proceeding, as incurred.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary, (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person, (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons and that all such fees and expenses shall be reimbursed as they are incurred provided that the Indemnifying Person shall be reimbursed for such fees and expenses if such Indemnified Person is not found liable by final non-appealable judgment and the Indemnified Person has actually received reimbursement for such fees and expenses from a third party.  Any such separate firm for any Initial Purchaser, its affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by the Representatives and any such separate firm for the Company, the Guarantors and any control persons of the Company and the Guarantors shall be designated in writing by the Company.  The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent.  Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.  No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is a party and indemnification has been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)           Contribution.  If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and the Guarantors on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Notes and the total discounts and commissions received by the Initial Purchasers in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Notes.  The relative fault of the Company and the Guarantors on the one hand and the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or any Guarantor or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)           Limitation on Liability.  The Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above.  The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim.  Notwithstanding the provisions of this Section 7, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser with respect to the offering of the Notes exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Initial Purchasers’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

(f)           Non-Exclusive Remedies.  The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

8.           Termination.  This Agreement may be terminated or a notice of exercise of the Initial Purchasers’ option to purchase Additional Notes (“Additional Notes Notice”) may be rescinded in the absolute discretion of the Representatives, by notice to the Company, if after the execution and delivery of this Agreement or the delivery of the Additional Notes Notice and prior to the Closing Date or the Additional Closing Date, as the case may be, (i) trading generally shall have been suspended or materially limited on the Nasdaq Global Select Market, New York Stock Exchange and the London Stock Exchange or the over-the-counter market, (ii) trading of any securities issued or guaranteed by the Company or any of the Guarantors shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities shall have been declared by U.S. Federal or New York State authorities or by the competent governmental or regulatory authorities in the United Kingdom, (iv) there shall have occurred any outbreak or escalation of hostilities or acts of terrorism or any change in financial markets or any calamity, crisis, or emergency either within or outside the United States that, in the judgment of the Representatives, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, (v) exchange controls shall have been imposed by the United States or the United Kingdom or (vi) the representation in Section 3(a) is incorrect.

9.           Defaulting Initial Purchaser.  (a)  If, on the Closing Date or the Additional Closing Date, as the case may be, any Initial Purchaser defaults on its obligation to purchase the Notes that it has agreed to purchase hereunder, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Notes by other persons satisfactory to the Company on the terms contained in this Agreement.  If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Notes, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Notes on such terms.  If other persons become obligated or agree to purchase the Notes of a defaulting Initial Purchaser, either the non-defaulting Initial Purchasers or the Company may postpone the Closing Date or the Additional Closing Date, as the case may be, for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Offering Memorandum or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Offering Memorandum that effects any such changes.  As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 9, purchases Notes that a defaulting Initial Purchaser agreed but failed to purchase.

(b)           If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Notes, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Notes that such Initial Purchaser agreed to purchase hereunder plus such Initial Purchaser's pro rata share (based on the principal amount of Notes that such Initial Purchaser agreed to purchase hereunder) of the Notes of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.

(c)           If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Notes, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers.  Any termination of this Agreement pursuant to this Section 9 shall be without liability on the part of the Company or the Guarantors, except that the Company and each of the Guarantors will continue to be liable for the payment of expenses as set forth in Section 10 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

(d)           Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company, the Guarantors or any non-defaulting Initial Purchaser for damages caused by its default.

10.           Payment of Expenses.  (a)  Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company and each of the Guarantors jointly and severally agree to pay or cause to be paid all costs and expenses (together with any value added tax thereon) incidental to the performance of their respective obligations hereunder, including without limitation, (i) the costs incidental to the authorization, issuance, sale, preparation and delivery of the Notes and any taxes payable in that connection; (ii) the costs incidental to the preparation and printing of the Preliminary Offering Memorandum, any other Time of Sale Information and the Offering Memorandum (including any amendment or supplement thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Company’s and the Guarantors’ and the Initial Purchasers’ respective legal counsel (including EUR475,000 for the U.S. counsel to the Initial Purchasers plus reasonable disbursements, and the reasonable fees and disbursements of local counsel) and the fees and disbursements of external accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Notes under the laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Initial Purchasers); (vi) any fees charged by rating agencies for rating the Notes and all fees and expenses relating to the rating agency process, including those incident to making presentations to the rating agencies; (vii) the fees and expenses of the Trustee, the Security Trustee, conversion agent and any paying agent (including related fees and expenses of any counsel to such parties); (viii) all expenses and application fees incurred in connection with the application for the Notes’ eligibility for clearance and settlement through DTC; (ix) all expenses incurred by the Company, the Guarantors and the Initial Purchasers in connection with any “road show” presentation to potential investors; (x) all expenses and application fees related to the listing of the Notes on PORTAL and the Conversion Shares on the NASDAQ Global Select Market; (xi) the costs of preparing certificates evidencing the Notes; (xii) the fees and expenses of any Authorized Agent (as defined in Section 14 hereof); (xiii) the costs and charges of any transfer agent or registrar; (xiv) all stamp or other issuance or transfer taxes or governmental duties, if any, payable by the Initial Purchasers in connection with the offer and sale of the Notes to the Initial Purchasers and resales by the Initial Purchasers to the purchasers thereof; (xv) all out-of-pocket costs and expenses incurred by the Initial Purchasers in connection with this Agreement and the transactions contemplated hereby (including reasonable fees and other charges of professional advisors subject to the cap on legal fees set out in Section 10(a)(iv)) not otherwise specifically provided for herein; and (xvi) all other costs and expenses incident to the performance by the Company and the Guarantors of their respective obligations under this Agreement and the Transaction Documents, whether or not otherwise specifically provided for in this Section.

(b)           If (i) this Agreement is terminated pursuant to Section 8, (ii) the Company for any reason fails to tender the Notes for delivery to the Initial Purchasers or (iii) the Initial Purchasers decline to purchase the Notes for any reason permitted under this Agreement, the Company and each of the Guarantors jointly and severally agree to reimburse the Initial Purchasers for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Initial Purchasers in connection with this Agreement and the offering contemplated hereby.

11.           Persons Entitled to Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and any controlling persons referred to herein, and the affiliates, officers and directors of each Initial Purchaser referred to in Section 7 hereof.  Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.  No purchaser of Notes from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

12.           Survival.  The respective indemnities, rights of contribution, representations, warranties and agreements of the Company, the Guarantors and the Initial Purchasers contained in this Agreement or made by or on behalf of the Company, the Guarantors or the Initial Purchasers pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company, the Guarantors or the Initial Purchasers.

13.           Certain Defined Terms.  For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and New York; (c) the term “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended; (d) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act; and (e) the term “significant subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Exchange Act.

14.           Miscellaneous.  (a)  Authority of the Representatives.  Any action by the Initial Purchasers hereunder may be taken by the Representatives on behalf of the Initial Purchasers, and any such action taken by the Representatives shall be binding upon the Initial Purchasers.

(b)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication.  Notices to the Initial Purchasers shall be given to the Representatives c/o (i) Lehman Brothers Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration (Fax: 646-834-8133) and with a copy, in the case of any notice pursuant to Section 8(c), to the Director of Litigation, Office of the General Counsel, Lehman Brothers Inc., 399 Park Avenue, 10th Floor, New York, New York 10022 (Fax: 212-520-0421) and (ii) J.P. Morgan Securities Inc., 277 Park Avenue, New York, New York 10172 (fax: (212) 622-8358), Attention: Syndicate Desk; with a copy to Simpson Thacher & Bartlett LLP, CityPoint, One Ropemaker Street, London EC2Y 9HU, England (fax: +44 (0) 207 275 6502; Attention: Gregory Conway, Esq.  Notices to the Company and the Guarantors shall be given to them in care of CME Development Corporation, Aldwych House, 81 Aldwych, London WC2B 4HN, England, (fax: +44 (0) 207 430 5403); Attention: Daniel Penn, Esq.; with a copy to Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, NY 10022, USA (fax: +1 212 940 8776); Attention: Robert L. Kohl, Esq.

(c)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(d)           Submission to Jurisdiction.  The Company and each of the Guarantors irrevocably submit to the non-exclusive jurisdiction of any U.S. Federal or New York State court in the Borough of Manhattan in the City, County and State of New York, United States of America, in any legal suit, action or proceeding based on or arising under this Agreement and agrees that all claims in respect of such suit or proceeding may be determined in any such court.  The Company and each of the Guarantors irrevocably waive the defense of an inconvenient forum or objections to personal jurisdiction with respect to the maintenance of such legal suit, action or proceeding.  To the extent permitted by law, the Company and each of the Guarantors hereby waive any objections to the enforcement by any competent court in Bermuda, The Netherlands and The Netherlands Antilles of any judgment validly obtained in any such court in New York on the basis of any such legal suit, action or proceeding.  The Company and each of the Guarantors have appointed CT Corporation System (the “Authorized Agent”) as their authorized agent upon whom process may be served in any such legal suit, action or proceeding.  Such appointment shall be irrevocable.  The Authorized Agent has agreed to act as said agent for service of process and the Company and each of the Guarantors agree to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid.  The Company and each of the Guarantors further agree that service of process upon the Authorized Agent and written notice of said service to the Company and the Guarantors shall be deemed in every respect effective service of process upon the Company and the Guarantors in any such legal suit, action or proceeding.  Nothing herein shall affect the right of any Initial Purchaser or any person controlling any Initial Purchaser to serve process in any other manner permitted by law.  The provisions of this Section 14(d) are intended to be effective upon the execution of this Agreement without any further action by the Company or any of the Guarantors and the introduction of a true copy of this Agreement into evidence shall be conclusive and final evidence as to such matters.

(e)           Waiver of Immunity.  To the extent the Company or any of the Guarantors or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the competent jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any competent jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, any of the Transaction Documents or any of the transactions contemplated hereby or thereby, the Company and each of the Guarantors hereby irrevocably and unconditionally waive, and agree not to plead or claim, any such immunity and consent to such relief and enforcement.

(f)           Currency.  Any payment on account of an amount that is payable to the Initial Purchasers in a particular currency (the “Required Currency”) that is paid to or for the account of the Initial Purchasers in lawful currency of any other jurisdiction (the “Other Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Company or any Guarantor or for any other reason shall constitute a discharge of the obligation of such obligor only to the extent of the amount of the Required Currency which the recipient could purchase in the New York or London foreign exchange markets with the amount of the Other Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first day (other than a Saturday or Sunday) on which banks in New York or London are generally open for business following receipt of the payment first referred to above.  If the amount of the Required Currency that could be so purchased (net of all premiums and costs of exchange payable in connection with the conversion) is less than the amount of the Required Currency originally due to the recipient, then the Company and each of the Guarantors shall jointly and severally indemnify and hold harmless the recipient from and against all loss or damage arising out of or as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the other obligations of the Company and each of the Guarantors, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any person owed such obligation from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or any judgment or order.

(g)           Counterparts.  This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(h)           Amendments or Waivers.  No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(i)           Headings.  The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

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If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

Central European Media Enterprises Ltd.

By	/s/ Michael Garin
Title: Chief Executive Officer
Name: Michael Garin

Central European Media Enterprises N.V.

By	/s/ Oliver Meister
Title: Managing Director
Name: Oliver Meister

CME Media Enterprises B.V.

By	/s/ Alphons van Spaendonck
Title: Managing Director
Name: Alphons van Spaendonck

By	/s/ Gerben van den Berg
Title: Managing Director
Name: Pan-Invest B.V., represented by Gerben van den Berg

Accepted: March 4, 2008

LEHMAN BROTHERS INC.

By:	/s/ Arlene Salmonson
Authorized Signatory

Arlene Salmonson
Vice President

J.P. MORGAN SECURITIES INC.

By:	/s/ Gautam Sareen
Authorized Signatory

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Yacine Amor
Authorized Signatory

By:	/s/ David Bugge
Authorized Signatory

BNP PARIBAS

By:	/s/ Thierry Olive	/s/ Ben Canning
	Authorized Signatory	Authorized Signatory

	Thierry Olive	Ben Canning
	Managing Director	Vice President

ING BANK N.V., LONDON BRANCH

By:	/s/ Mark Martin
Authorized Signatory

Mark Martin

Schedule 1

Initial Purchasers		Principal Amount
Lehman Brothers Inc.		$131,750,000
J.P. Morgan Securities Inc.		131,750,000
Deutsche Bank Securities Inc.		106,250,000
BNP Paribas		34,000,000
ING Bank N.V., London Branch		21,250,000
	Total	$425,000,000

Schedule 1A

Joint Book Runners		% of Discretionary Fee
Lehman Brothers Inc.		45.0%
J.P. Morgan Securities Inc.		25.0%
Deutsche Bank Securities Inc.		30.0%
	Total	100.0%

Schedule 2

Persons Delivering Lock-Up Letter Agreements

Directors
Ronald S. Lauder
Michael Garin
Igor Kolomoisky
Christian Stahl
Eric Zinterhofer
Herbert A. Granath
Charles R. Frank, Jr.
Herbert Kloiber
Alfred W. Langer
Bruce Maggin
Ann Mather

Executive Officers
Wallace Macmillan
Marina Williams
Adrian Sarbu
Marijan Jurenec
Mark Wyllie
Daniel Penn
Romana Tomasova